As filed with the Securities and Exchange Commission on April 19, 1999
                                                      Registration No. 333-71319

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                               Amendment No. 2 to
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________
                                DATA RACE, INC.
             (Exact name of Registrant as specified in its charter)
                            12400 Network Boulevard
                            San Antonio, Texas 78249
                                 (210) 263-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                           _________________________

            Texas                              3661                         74-2272363
(State or other jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)      Classification Code Number)         Identification No.)

                           _________________________
                               Gregory T. Skalla
                                DATA RACE, Inc.
                            12400 Network Boulevard
                            San Antonio, Texas 78249
                                 (210) 263-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                             Matthew R. Bair, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             1500 NationsBank Plaza
                               300 Convent Street
                            San Antonio, Texas 78205
                           _________________________
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                           _________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                              ____________________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                      Subject to Completion
                                                            April 19, 1999

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             Up to 3,688,778 Shares


                                DATA RACE, INC.


                                  Common Stock


     Our common stock is traded on the Nasdaq National Market under the symbol "RACE." On April 14, 1999, the closing price of our common stock was $4.125.

     These shares of common stock are being sold by the security holders listed under the heading "Selling Shareholders." We will not receive any of the proceeds from the sales of the shares by the selling shareholders.

     This prospectus does not cover 3,143,582 shares of common stock which are being distributed concurrently under a different prospectus.

     Investing in our common stock involves many risks. See "Risk Factors" beginning on page 2.


                                 ______________


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                                _______________


              The date of this prospectus is _____________, 1999.

                               TABLE OF CONTENTS


                                      Page
                                      ----

About DATA RACE, Inc.................   2
Risk Factors.........................   2
Forward-Looking Statements...........   9
Use of Proceeds......................  10
Selling Shareholders.................  10
Plan of Distribution.................  15
Legal Opinions.......................  17
Experts..............................  17
Where You Can Find More Information..  17


                             ABOUT DATA RACE, INC.

     We design, manufacture and market communications products. Our products carry data, voice, network and fax traffic between a company's headquarters and its workers who are away from the headquarters. We market our products through a small direct sales force and through national and regional distribution partners.

     Our principal executive offices are located at 12400 Network Boulevard, San Antonio, Texas 78249, and our telephone number is (210) 263-2000. You can access our web site at http://www.datarace.com.


                                  RISK FACTORS

     An investment in the common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. We believe the following risks represent the known, material risks facing our company, in addition to the risks which typically face any company in our industry. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Our Future Success Depends on the Success of Unproven Be There! Products

     The failure of our Be There! products to achieve success would likely have a material adverse effect on our business and our ability to continue operations. We are currently devoting the vast majority of our resources to the Be There! product line. The Be There! system has had very limited success and has failed to generate significant revenue since it was released in 1997. The majority of our historical revenue has come from products other than Be There! The revenue from these other products has been declining for several years and we believe the trend will continue. The market may not accept our Be There! products for a variety of reasons. Our inability to penetrate our target markets and increase Be There! sales would adversely affect our business and operations.

Our Success is Dependent on Developing a Relationship with a Strategic
Partner

     Our business strategy is heavily dependent on our ability to establish a strategic relationship with a partner who can enhance our market presence and credibility and who can provide needed capital. Our inability to develop a strategic relationship could have a material adverse affect on our business and prospects.

We Will Likely Need Additional Capital to Sustain Our Operations

     We may be required to suspend some or all of our operations if we cannot obtain additional capital when needed. It is possible that sources of capital, such as investors, lenders or strategic partners, may perceive our recent history of losses, current financial condition, or lack of significant Be There! product sales as too great a risk to bear. As a result, we may not be able to obtain additional capital on favorable terms, if at all. Further, if we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights and preferences senior to the common stock. Assuming continuing negative cash flows from operations at the same rate as negative cash flows in the last four fiscal quarters, we expect our limited existing cash to last about six to nine months. Even if our sales grow, we could require additional capital to hire additional personnel and increase inventory levels. We will therefore likely require more capital in the near future. We can not predict the timing and amount of our future capital requirements.

We Have a History of Operating Losses and Expect to Have Continued Losses

     We have suffered substantial recurring losses, and our Be There! products have not generated significant revenue. We may never return to profitability or generate future revenue levels sufficient to support our operations. In recent years we have funded operations from the sale of equity securities. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, will need to generate significant revenue to achieve profitability.

Sales May Not Improve If We Do Not Increase Our Sales and Distribution Capabilities

     We must expand our direct and indirect sales operations to increase market awareness of our Be There! products and increase revenue. We cannot be certain that we will be successful in these efforts and our failure to do so could adversely affect our business. Our products require a sophisticated sales effort targeted at senior management of our prospective customers. Lack of adequate capital, our current financial condition and competition for qualified personnel all affect our ability to expand our direct sales force. These factors, as well as our credibility in the market place, also hinder our ability to increase our indirect distribution channels.

Our Business Could Suffer If We Lose Indirect Sales Channel Partners

     The loss of our relationships with independent distributors, resellers, and other marketing partners could materially adversely affect our business. Our business strategy relies heavily on marketing and sales efforts of third parties. We have little experience in marketing Be There! through indirect channels and we have not generated significant revenue to date from these channels. Our existing distributors, resellers and other marketing partners are not contractually committed to continue to purchase our products and therefore could discontinue carrying our products at any time in favor of a competitor's products or for any other reason. The loss of any of our major distributors or resellers, or a reduction in their commitment of resources to our products, would likely have an adverse effect on our business.

The Market for Our Be There! Products May Not Develop as We Anticipate

     The Be There! products have not yet been and may never be widely accepted in the market. We can not assure you that we will establish a market for our Be There! products or establish our credibility in that market. The market may elect to embrace alternative products or service solutions to the need for communication between the corporate headquarters and workers who are away from the headquarters. The potential market for our Be There! products may be affected by various factors, including changes in market trends and market needs and changes in technology. The actual rate of growth and size of the market may not reach expected levels. Our business will be adversely affected if the market does not develop or we are not able to penetrate it as we hope.

Rapid Technological Change Could Adversely Affect Our Business

     The rapid pace of technological change may prevent us from developing and marketing new products, enhancing our existing products, or responding effectively to emerging industry standards or new product introductions by others. Our future success will be largely dependent on our ability to enhance our existing products and to develop and introduce successful new products. The market for our products is characterized by rapidly changing technology, emerging industry standards, product proliferation and short product life cycles. As the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. Delays in developing or shipping new or enhanced products could adversely affect our operating results.

Competition from Companies Having Greater Resources Could Adversely Affect Us

     The communications industry is intensely competitive. The competitive pressures we face could materially and adversely affect our business, financial condition or operating results. Our existing and potential competitors have far more extensive financial, engineering, product development, manufacturing and marketing resources than we have. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote much greater resources to the development, promotion, and sale of their products and services than we can. Many of these competitors have far greater brand recognition, which places us at a competitive disadvantage. In addition, some competitors, including many foreign competitors, have a lower cost structure that gives them a competitive advantage on the basis of price.

     We are beginning to see a growing array of solutions for communication between the corporate headquarters and its workers elsewhere, some of which are competitive to our Be There! products. In addition, we expect new competition to arise as new technologies develop.

Our Limited Customer Base Could Adversely Affect Our Operating Results

     We have a limited number of customers for our products and a loss of a key customer or a reduction or delays in orders from the customer could materially and adversely affect our operating results. In addition, although we have not yet recorded significant revenue from our Be There! products, we are currently attempting to market them to large corporations, as well as to smaller businesses. If we do succeed in attracting large customers, the revenue from Be There! products could fluctuate significantly according to the purchasing cycle of those limited number of large customers. We do not have and may not obtain minimum product purchase commitments from our customers. Cancellation of orders by important customers could have a substantial effect on our revenue.

Our Business Could Suffer if We Lose Key Personnel or Cannot Attract Qualified Personnel

     The loss of key personnel could materially and adversely affect our business. Our success is dependent largely on the skills, experience and performance of key management, sales and technical personnel. We are especially dependent on our president and chief executive officer and other senior officers, and our Be There! products sales executives. We are also dependent on our key technical personnel to introduce new products and to remain in the forefront of technological advances. All of our senior executives and other employees are employed on an "at-will" basis. We do not have any insurance on our employees other than the $1 million dollar key-man insurance policy on our president and chief executive officer. Our future success will also depend on our ability to attract highly skilled personnel. Competition for qualified personnel is intense in our industry and we may not be able to retain our key employees or attract and assimilate other qualified personnel.

The Inability to Protect Our Proprietary Technology Could Reduce Our Competitive Advantage

     Intellectual property laws of the United States and foreign countries may not be adequate to protect our proprietary rights. Because our success depends in part on our technological expertise and proprietary technologies, the loss of our proprietary rights could have a material adverse effect on our business. We rely on our trade secret protection efforts and, to a lesser extent, on patents and copyrights to protect our proprietary technologies. These steps may not be adequate to deter misappropriation or infringement of our proprietary technologies. Competitors may also independently develop technologies that are similar or superior to our technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

Intellectual Property Disputes Could Be Costly and Disruptive and Affect the Validity of Our Patents

     We may be involved in intellectual property litigation which could adversely affect our intellectual property rights, could be costly and could divert management's attention away from the business. We believe that the communications industry is a competitive environment where intellectual property disputes are likely to arise. We may be required to bring or defend against litigation to enforce our patents, to protect our trademarks, trade secrets, and other intellectual property rights, to defend against infringement claims, to resolve disputes under technology license arrangements, and to determine the scope and validity of our proprietary rights or those of others. In addition, intellectual property disputes may be initiated against us for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. Our limited resources may limit our ability to bring or defend against intellectual property litigation. Adverse determinations in litigation, including litigation we initiate, could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. In addition, any litigation can be expensive and divert management resources. Any of these consequences could materially adversely affect our business, financial condition and operating results. See "Patent Infringement Lawsuit" below.

Our Patent Infringement Lawsuit Against Lucent Could Adversely Affect the Validity of Our Patents

     An unfavorable outcome of our lawsuit against Lucent could adversely affect the scope or validity of the patent we are seeking to enforce and could adversely affect our financial condition.

     In August, 1998, we sued Lucent Technologies, Inc. in United States District Court in San Antonio, Texas, alleging that Lucent is infringing our patent entitled "System and Method for Providing a Remote User with a Virtual Presence in the Office." We may not be able to fully pursue the lawsuit or defend against possible counterclaims because of limited resources, including our cash available to pay legal fees. Our failure to prevail in a meaningful way could adversely affect our ability to obtain a competitive advantage through our patents.

Our Dependence on Third Party Suppliers Increases Potential Shipment Delays and Other Risks

     Our dependence on third party suppliers could adversely affect our business, customer relationships or operating results. We manufacture our products using components or subassemblies bought from third party suppliers. Some of these components, such as critical microchips, are available only from a single supplier. We do not have any guaranteed supply arrangements. If we could not obtain a sufficient supply of components from current sources, we could have trouble obtaining alternative sources or altering product designs to use alternative components. We have experienced and may again experience supply shortages which delay product shipments. In addition, we may also have trouble controlling the cost, quality and reliability of the components we use to manufacture our products.

Our Dependence on Third Party Manufacturers Increases Potential Manufacturing Problems and Other Risks

     Our dependence on third party manufacturers could adversely affect our business, customer relationships or operating results. We use third party manufacturers to assist us in assembling our products. Because of this reliance on third party manufacturers, we can not always exercise direct control over manufacturing quality and costs. We may also have problems with production schedules of our products because of other demands placed on the third party manufacturers.

Our Financial Condition and Operating Results Could be Adversely Affected If We Do Not Manage Inventory

     Our business and financial condition could be materially adversely affected if we do not effectively manage our purchasing activities in the face of uncertain revenue levels, or if shipments do not exceed inventory levels. In the past we have substantially increased our inventory levels to meet anticipated shipment requirements. Increased levels of inventory could adversely affect our liquidity or increase the risk of inventory write offs.

We Could Be Adversely Affected If Our Products Fail to Meet FCC and Other Regulatory Standards

     The failure of our products to conform to the regulations established by the Federal Communications Commission or similar foreign regulatory body or to meet applicable testing requirements could adversely affect our business. Aspects of our products are regulated by the FCC and other foreign regulators. Our products must typically be tested before they are sold. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time consuming to obtain the required regulatory approvals. A significant delay in obtaining regulatory approvals could delay the introduction of our products into the market and adversely affect our operating results. In addition, changes in regulations or requirements applicable to our products could affect the demand for our products or result in the need to modify products, either of which could involve substantial costs or delays in sales and adversely affect our operating results.

Loss of Our Nasdaq National Market Listing Could Impair Liquidity in the Common Stock and Adversely Affect Our Financial Condition

     The delisting of our common stock from the Nasdaq National Market could have a material adverse effect on the liquidity of our common stock and on our financial condition. Our common stock may be delisted if we do not maintain at least $4 million in net tangible assets and a stock price of at least $1.00, or alternatively if we do not maintain a market capitalization of at least $50 million and a stock price of at least $5.00. Although there are other requirements to maintain listing, we currently believe that we will be able to satisfy these other requirements during the foreseeable future. Our recurring losses and volatile stock price have from time to time caused us to fail to satisfy the continued listing requirements. In January 1999, we successfully appealed a notice of non-compliance from Nasdaq that we received based on our temporary failure to satisfy the minimum net tangible asset requirement. Termination of listing of the common stock on the Nasdaq National Market would likely have a material adverse effect on the market price and liquidity of the common stock, and on our ability to raise additional capital. Delisting could also jeopardize secondary trading exemptions from state "blue sky" laws, further affecting liquidity of the common stock. In addition, delisting would obligate us to pay substantial monetary penalties to the holders of the preferred stock. Our failure to pay those penalties could also result in redemption of the preferred stock.

We May Not Have Sufficient Capital If We Are Required to Redeem the Outstanding Preferred Stock

     If we are required to redeem the preferred stock, we may not have sufficient cash available to effect the redemption and our financial condition could be adversely affected. The holders of the 2,500 outstanding shares of Series D, E and F preferred stock have the right to require us to redeem their shares at a redemption price of $1,200 per share, plus accrued dividends, if any of the following happens:

     . our board agrees to sell the company or the Be There! product line to another company, or our board consents to the tender offer of our shares by another company;

     . this registration statement is not declared effective by the SEC before May 16, 1999;

     . this registration statement can not be used to permit the sale of the shares issuable upon conversion of the preferred stock;

     . we voluntarily terminate the listing of our shares on the Nasdaq National Market;

     . we fail to deliver shares of common stock upon conversion of the preferred stock; or

     .  we file for bankruptcy.

        In addition, if our common stock is delisted from the Nasdaq National Market, and we fail to pay required penalties to the holders of the preferred stock, then the holders of the preferred stock can require us to redeem their shares of preferred stock. If we are required to redeem the preferred stock, we would most likely be forced to attempt to quickly find other sources of financing. If we could find other financing at all, it is not likely that the financing would be on favorable terms. The inability to find other financing or to obtain favorable terms and our resulting lack of liquidity could force us to discontinue portions or all of our operations.

Future Sales of Shares Could Adversely Affect Our Stock Price and Impair Our Ability to Raise Capital

     The sale or availability for sale of a significant number of shares of common stock in the public market could adversely affect the market price of the common stock which is already volatile. In addition, the sale of these shares could impair our ability to raise additional equity capital. This prospectus covers the potential sale from time to time of up to 3,688,778 shares of common stock. We have also previously registered for resale 3,143,582 additional shares of common stock, including 1,084,959 shares underlying preferred stock and warrants, which have not yet been sold into the market. In the case of the preferred stock, because we may elect to pay accrued dividends in the form of common stock, the number of shares issuable will increase as the market price drops. At March 22, 1999, we had reserved approximately 2,351,835 shares of common stock for issuance under currently approved employee benefit plans, including 1,776,256 shares subject to outstanding options. We may elect to reserve and issue additional shares in the future.

Our Stock Price is Highly Volatile

     The market price of our common stock in the past has been highly volatile, and for the foreseeable future will likely continue to be highly volatile. This is caused in part by the relatively low aggregate market value of our publicly traded shares. Events or circumstances may cause a much greater percentage change in the market price of our shares than the market price of a company with a higher aggregate market value. There are many events or circumstances, including those highlighted in these risk factors, which could cause the market price of our stock to fluctuate. Many of those events or circumstances are outside our control. In addition, stock prices for many technology companies fluctuate widely for reasons unrelated to their business, financial condition or operating results.

Our Business May Be Adversely Affected by Class Action Litigation Due to Stock Price Volatility

     The filing of securities class action litigation against companies often occurs following periods of volatility in the market price of a company's securities. We have in the past and may in the future be a target of securities litigation. Securities litigation could have a material adverse effect on our business if it is filed against us because it could result in substantial costs and a diversion of management's attention and resources. It may also adversely affect our ability to raise capital, our sales efforts and our ability to attract a strategic partner.

Anti-Takeover Measures Could Prevent or Delay a Change in Control of Our Company

     Our shareholder rights plan could have the effect of delaying, deferring, or preventing a change of control of the company and might make it difficult to replace incumbent management. In addition, provisions of our articles of incorporation may have the effect of discouraging unsolicited proposals to acquire control over us. Our board of directors can, without obtaining shareholder approval, issue shares of preferred stock having rights that could adversely affect the voting power of holders of the common stock, including the right to vote as a class on any proposed change of control.

     In addition, Texas corporate laws, including the Texas Business Combination Law, could also have the effect of hindering or delaying a takeover bid for the company. These laws may inhibit takeover bids and decrease the chance of shareholders realizing a premium to the then market price of the common stock as a result of a takeover bid. The Business Combination Law prohibits a publicly traded Texas corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns or did own 20% or more of the corporation's voting stock, for a period of three years after the date of the transaction in which the person first became a 20% owner, unless the business combination is approved in a prescribed manner.

We Could be Adversely Affected by Year 2000 Problems

     We are exposed to the risk that the year 2000 issue could cause system failures or miscalculations which could cause disruptions of operations, including, among other things, a temporary inability to process financial transactions or engage in similar normal business activities. We may be required to modify or replace portions of our software and hardware so that those systems will properly utilize dates beyond December 31, 1999. If necessary modifications and replacements are not made, are not completed on time or are insufficient to prevent systems failures or other disruptions, the year 2000 issue could have a material impact on our operations.

     The risk for us exists primarily in the following areas:

     . disruption of computer systems used by us to run our business including information systems, equipment and facilities;

     . disruption of computer systems used by our suppliers, including suppliers of component parts and manufacturing services, as well as suppliers of our necessary energy, telecommunications and transportation needs;

     . potential warranty or other claims from our customers based on year 2000 problems with our products; and

     . potential for reduced spending by other companies on our products as a result of significant information systems spending on year 2000 compliance.


     In addition, the possibility of interruption exists in the event that the information systems of our suppliers, distributors, resellers and other strategic marketing partners are not year 2000 compliant. The inability of our suppliers, distributors, resellers and other strategic marketing partners to complete their year 2000 resolution process in a timely fashion could materially impact us. We can not predict the effect of non-compliance by these other parties. In addition, disruptions in the economy generally resulting from the year 2000 issues could also materially adversely affect us. We could be subject to litigation for computer systems failure. We can not estimate the amount of potential liability and lost revenue from year 2000 problems.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify the forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. These risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We are not under any duty to update publicly any forward-looking statements, whether as a result of new information, future events or for other reasons.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock covered by this prospectus.


                              SELLING SHAREHOLDERS

     This prospectus covers the resale of the common stock issuable on conversion of the preferred stock and exercise of the warrants issued to selling shareholders in the second closing under our July 1998 $4 million private placement. This prospectus also covers the resale of the common stock, and the common stock issuable on exercise of the warrants, issued to selling shareholders in our November 1998 $2.2 million private placement. Finally, this prospectus covers the resale of the common stock issued to a selling shareholder in connection with the extension of our investor relations consulting agreement with the selling shareholder.

     Following are summaries of these various transactions and descriptions of the material relationships we have had with the selling shareholders in the last three years.

SUMMARY OF JULY 1998 PRIVATE PLACEMENT

       Issuance of Preferred Stock and Warrants

     On July 24, 1998, as part of a $4 million private placement of convertible preferred stock and warrants, we signed a securities purchase agreement and a registration rights agreement with three investors: Sovereign Partners L.P., Dominion Capital Fund, Ltd., and First Capital Group of Texas II, L.P. Jeffrey
P. Blanchard, a managing director and owner of the company which serves as the general partner of First Capital, has been a director of our company since August 1985 and the chairman of the board since October 1996.

     At the first closing in July 1998, Sovereign and Dominion bought Series D preferred stock and Class A warrants, and First Capital bought Series E preferred stock and Class B warrants. The three investors were also required to purchase additional preferred stock and warrants at a second closing if we met various conditions. We met those conditions. As part of the second closing, Sovereign and Dominion bought additional shares of Series D preferred stock and Class A warrants in December 1998, and First Capital bought shares of Series F preferred stock and Class B warrants in January 1999. The following table summarizes the number of shares and warrants issued, and the purchase price paid, in the first and second closings:

First Closing:
-------------

              Investor                  Shares of Preferred Stock             Warrants             Purchase Price
              --------                  -------------------------             --------             --------------
Sovereign Partners L.P.                          1,000 Series D             226,415 Class A           $1,000,000
Dominion Capital Fund, Ltd.                        500 Series D             113,208 Class A           $  500,000
First Capital Group of Texas II, L.P.              750 Series E             140,625 Class B           $  750,000

Second Closing:
--------------

              Investor                  Shares of Preferred Stock             Warrants             Purchase Price
              --------                  -------------------------             --------             --------------
Sovereign Partners L.P.                           667 Series D             151,019 Class A             $667,000
Dominion Capital Fund, Ltd.                       333 Series D              75,396 Class A             $333,000
First Capital Group of Texas II, L.P.             750 Series F             140,625 Class B             $750,000

       The Series D preferred stock and the Class A warrants issued to Sovereign and Dominion in the first closing have already been fully converted and exercised for common stock. The Series D preferred stock and Class A warrants issued in the second closing to Sovereign and Dominion, and the Series E and F preferred stock and Class B warrants issued to First Capital are still outstanding.

       At our annual shareholders meeting in November 1998, pursuant to the Nasdaq Marketplace Rules, our shareholders approved the issuance of common stock upon conversion of the preferred stock and exercise of the warrants.

       Pursuant to the securities purchase agreement, each investor agreed not to engage in short sales of our common stock during the one-year period after the second closing.

       Material Terms of Preferred Stock

       The outstanding Series D preferred stock is convertible into common stock at a conversion price of $3.00 at any time. The Series D preferred stock conversion price was determined based on the average market price of the common stock on March 16, 1999, the date on which the preferred stock became convertible. The Series E preferred stock is convertible into common stock at a conversion price of $1.00 at any time after July 24, 1999. The Series F preferred stock is convertible into common stock at a conversion price of $3.43125 at any time after January 22, 2000. The Series E and F preferred stock will become convertible earlier than those dates on the occurrence of any event that would also trigger a redemption right. The number of shares of common stock issuable on conversion of one share of preferred stock is computed by dividing the share's stated value of $1,000 by the conversion price. Based on their conversion prices, the outstanding Series D preferred stock is convertible into 333,333 shares of common stock, the Series E preferred stock is convertible into 750,000 shares of common stock, and the Series F preferred stock is convertible into 218,579 shares of common stock.

       The preferred stock bears an 8% cumulative dividend, payable upon conversion of the preferred stock. We have the choice to pay the dividend either in cash or common stock. We currently intend to pay the dividend in stock, rather than cash.

       The investors can require us to redeem their preferred stock for a redemption price of $1,200 per share, plus accrued dividends, if any of the following happens:

     . our board agrees to sell the company or the Be There! product line to another company, or our board consents to the tender offer of our shares by another company;

     . this registration statement is not declared effective by the SEC before May 16, 1999;

     . this registration statement can not be used to permit the sale of the shares issuable upon conversion of the preferred stock;

     . we voluntarily terminate the listing of our shares on the Nasdaq National Market;

     . we fail to deliver shares of common stock upon conversion of the preferred stock; or

     .  we file for bankruptcy;

     If our common stock is delisted from the Nasdaq National Market, we must either pay a penalty of up to 24% of the stated value of the preferred stock or we must redeem the preferred stock.

     The preferred stock does not vote on ordinary matters submitted to a shareholder vote except for limited matters affecting the terms of the preferred stock. In liquidation, the preferred stock is entitled to a liquidation preference, before any distributions on the common stock, equal to the stated value of $1,000 per share, plus accrued dividends.

     Material Terms of Class A and B Warrants

     The Class A warrants entitle the holders to purchase common stock any time at a price of $0.6625 per share. The Class B warrants entitle the holders to purchase common stock any time after one year from their issuance date at a price of $0.80 per share of common stock. The exercise prices were based on common stock prices when the securities purchase agreement was signed in July 1998. The warrants expire two years after their issuance dates.

     Registration Rights Agreement

     At the first closing we signed a registration rights agreement in which we agreed to use our best efforts to register for resale the shares of common stock underlying the preferred stock and warrants issued under the securities purchase agreement. We have previously registered for resale the shares of common stock underlying the preferred stock and warrants issued in the first closing. This prospectus covers the resale of the common stock, including dividend shares, delivered on conversion of the preferred stock issued in the second closing and the common stock delivered on exercise of the warrants issued in the second closing. Pursuant to the registration rights agreement, in order to permit the resale of shares we issue in payment of the dividends on the preferred stock, we are registering 200% of the number of shares issuable on conversion of the Series D preferred stock and 150% of the number of shares issuable on conversion of the Series F preferred stock. We are obligated to pay all of the registration expenses. We must also pay penalties, at the monthly rate of 2% of the stated value of the Series D and E preferred stock, for each day after April 15, 1999 that the registration statement is not declared effective by the SEC.

     Placement Agent Fees

     Michael Rosenblum and Steven Nehorayoff assisted us in arranging the sale of preferred stock and warrants to Sovereign and Dominion. As compensation for Mr. Rosenblum's services, in the first closing we paid a cash fee of $90,000 and Class A warrants for 60,000 shares, and in the second closing we paid a cash fee of $43,500 and Class A warrants for 22,968 shares. As compensation for Mr. Nehorayoff's services, in the first closing we issued Class A warrants for

279,623 shares, and in the second closing we issued Class A warrants for 148,683 shares. This prospectus covers the resale of the common stock underlying the warrants issued to these persons in the second closing.

Summary of Consulting Agreement with Liviakis Financial Communications, Inc.

     In July 1998 we entered into a consulting agreement with Liviakis Financial Communications, Inc. Under the agreement, Liviakis Financial provides a wide variety of public and investor relations services for us. As full compensation for the services, in July 1998 we issued 1,406,475 shares of common stock to Liviakis Financial and 468,825 shares of common stock to Robert Prag, senior vice president of Liviakis Financial. We have previously registered these shares of common stock for resale. Pursuant to the agreement we are required to pay Liviakis Financial a fee of 2.5% of proceeds from any financing with persons introduced to us by Liviakis Financial and a fee of 2% of the consideration paid in an acquisition by us of a company introduced to us by Liviakis Financial.

     As compensation for introducing us to Liviakis Financial and assisting us in completing the agreement, we issued to Steven Nehorayoff 150,000 shares of common stock. We have previously registered these shares of common stock for resale.

       In November 1998, we extended the consulting agreement with Liviakis Financial from March 15, 1999 to January 1, 2000. As compensation for services under the extended agreement, we issued an additional 200,000 shares of common stock to Liviakis Financial. This prospectus covers the resale of these additional shares by Liviakis Financial.

       Pursuant to the consulting agreement, Liviakis Financial agreed that, unless we consent, it will not sell any of the 1,606,475 shares issued to it before January 1, 2000.

Summary of November 1998 Private Placement

     On November 16, 1998, we entered into an agreement for the sale in a private placement of $2.2 million of common stock and warrants to Liviakis Financial and up to four other accredited investors. We sold a total of 977,776 shares of common stock and warrants for 977,776 shares of common stock. The investors included Dr. W. B. Barker, our president and chief executive officer since April 1995 and a director since May 1995. The following table summarizes the number of shares and warrants issued, and the purchase price paid, in the private placement:

                Investor                      Shares of Common Stock           Warrants           Purchase Price
                --------                      ----------------------           --------           --------------
Liviakis Financial Communications, Inc.              488,889                    488,889               $1,100,000
Robert S. London                                     355,555                    355,555               $  800,000
W. B. Barker                                          44,444                     44,444               $  100,000
Timothy D. Wilson, Sr.                                44,444                     44,444               $  100,000
Anthony Altavilla                                     44,444                     44,444               $  100,000


     The warrants are exercisable for two years at a price of $2.25 per share. The investors have agreed not to sell their shares, including the common stock underlying the warrants, for the one-year period following closing. The investors other than Dr. Barker were introduced to us by Liviakis Financial. Pursuant to our consulting agreement with Liviakis Financial, we issued approximately 11,666 shares of common stock and warrants for 11,666 shares of common stock, on the same terms as the private placement, to each of Liviakis Financial and Robert Prag.

Selling Shareholder Table--Beneficial Ownership and Shares Offered for Sale

     The following table lists the names of the selling shareholders, the number of shares of common stock beneficially owned by each selling shareholder on March 22, 1999, and the number of shares which may be offered for sale by this prospectus. Each selling shareholder provided to us the information regarding his or its share ownership. Because the selling shareholders may offer all, some or none of their common stock, we can not give a definitive estimate as to the number of shares that will be held by the selling shareholders after the offering and we prepared the following table based on the assumption that the selling shareholders sell all of the shares of common stock covered by this prospectus. This prospectus will not be used to offer or sell more than 3,688,778 shares of common stock. At March 22, 1999, there were 17,378,372 shares of common stock outstanding.


                                                                                             Shares Beneficially Owned
                                                       Shares                                   After the Offering
                                                   Beneficially           Shares            ----------------------------
                                                    Owned Prior           Being                              Percent of
             Selling Shareholder                    to Offering          Offered(1)          Number          Outstanding
             -------------------                    -----------          ----------         -------          -----------
Sovereign Partners L.P.......................        373,352(2)             595,685              --                   --
Dominion Capital Fund, Ltd...................        186,396(3)             297,396              --                   --
First Capital Group of Texas II, L.P.........      1,249,829(4)             468,494         890,625                  4.9%
Steven Nehorayoff............................        426,306(5)             148,683         277,623                  1.6%
Michael S. Rosenblum.........................         58,368(6)              22,968          35,400                    *
Liviakis Financial Communications, Inc.......      2,751,453(7)           1,177,778       1,507,875                  9.1%
Robert S. London.............................      1,126,910(8)             711,110         415,800                  2.4%
Timothy D. Wilson, Sr........................        114,138(9)              88,888          25,250                    *
Anthony Altavilla............................         88,888(10)             88,888              --                   --
Dr. W. B. Barker.............................        163,065(11)             88,888          74,177                    *

____________________
*Less than 1%

(1) In the case of Sovereign and Dominion, the shares being offered includes 200% of the number of shares issuable on conversion of the Series D preferred stock. In the case of First Capital, the shares being offered includes 150% of the number of shares issuable on conversion of the Series F preferred stock.

(2) Represents 222,333 shares issuable on conversion of the Series D preferred stock and 151,019 shares issuable on exercise of Class A warrants.

(3) Represents 111,000 shares issuable on conversion of the Series D preferred stock and 75,396 shares issuable on exercise of Class A warrants.

(4) Includes 750,000 shares issuable on conversion of the Series E preferred stock, 218,579 shares issuable on conversion of the Series F preferred stock and 281,250 shares issuable on exercise of Class B warrants. Although First Capital may not convert or exercise its Class B warrants before July 24, 1999, its beneficial ownership assumes the full conversion and exercise of its preferred stock and warrants on March 22, 1999. Does not include 74,615 shares beneficially owned by Jeffrey P. Blanchard, a managing director and owner of the company which serves as the general partner of the selling shareholder. The selling shareholder disclaims any beneficial ownership in those shares.

(5) Includes 148,683 shares issuable on exercise of Class A warrants. Also includes 94,300 shares owned by the selling shareholder's mother.

(6)  Represents shares issuable on exercise of Class A warrants.

(7) Includes 488,889 shares issuable on exercise of warrants acquired in the November 1998 private placement. Does not include 61,400 shares owned by John M. Liviakis, an officer, director and owner of the selling shareholder. The selling shareholder disclaims any beneficial ownership in those shares.

(8) Includes 355,555 shares issuable on exercise of warrants acquired in the November 1998 private placement.

(9) Includes 44,444 shares issuable on exercise of warrants acquired in the November 1998 private placement.

(10) Includes 44,444 shares issuable on exercise of warrants acquired in the November 1998 private placement.

(11) Includes 44,444 shares issuable on exercise of warrants acquired in the November 1998 private placement, and 37,500 shares subject to exercisable stock options. Does not include 342,750 shares subject to options not exercisable currently or within 60 days.


                             PLAN OF DISTRIBUTION

     This prospectus covers the resale of shares of common stock by the selling shareholders and their pledgees, donees, assignees and other successors in interest. The selling shareholders may sell their shares on the Nasdaq National Market, in the over-the-counter market or through any other facility on which the shares are traded, or in private transactions. These sales may be at market prices or at negotiated prices. The selling shareholders may use the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

     . block trades in which the broker or dealer attempts to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     .    privately negotiated transactions;

     .    any combination of these methods of sale; or

     .    any other legal method.

     The selling shareholders may engage in short sales of the common stock and deliver shares to close out their short positions. The selling shareholders may also enter into put or call options or other transactions with broker-dealers or others which require delivery to those persons of shares covered by this prospectus.

     Brokers, dealers or other agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts or commissions from the selling shareholders, as well as the purchaser if they act as agent for the purchaser. The discount or commission in a particular transaction could be more than the customary amount. We know of no existing arrangements between any selling shareholder and any underwriter, broker, dealer or agent relating to the sale or distribution of the shares.

     The selling shareholders and any brokers or dealers that participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions or other compensation received by these persons and any profit on the resale of the shares by them as principals might be deemed to be underwriters' compensation. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in the sale of the shares against various liabilities, including liabilities under the Securities Act.

     At the time a particular offer of shares is made, to the extent required we will file a supplement to this prospectus which identifies the number of shares being offered, the name of the selling shareholder, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

     The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.

     The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus so long as they meet the criteria and conform to the requirements of the rule.

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will pay the registration and other offering expenses related to this offering, but the selling shareholders will pay all underwriting discounts and brokerage commissions incurred in connection with the offering. Pursuant to the registration rights agreement for the July 1998 private placement of preferred stock and warrants, we have agreed to indemnify Sovereign, Dominion and First Capital against various liabilities, including liabilities under the Securities Act.

     In order to comply with some states' securities laws, if applicable, the shares will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

                                LEGAL OPINIONS

     Our outside law firm, Akin, Gump, Strauss, Hauer, & Feld, L.L.P., San Antonio, Texas, has issued a legal opinion regarding the legality of the shares.


                                    EXPERTS

     The financial statements of Data Race, Inc. as of June 30, 1998 and 1997, and for each of the years in the three year period ended June 30, 1998, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP contains an explanatory paragraph that states that we have suffered recurring losses and incurred negative cash flow from operations, which conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares.

     .  Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

     .  Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     .  Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     .  Current Report on Form 8-K filed August 4, 1998; and

     . Registration Statement on Form 8-A filed with the SEC on October 5, 1992, which contains a description of the terms of our common stock, as well as any amendment or report filed later for the purpose of updating such description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       DATA RACE, Inc.
       Attn:  Corporate Secretary
       12400 Network Blvd.
       San Antonio, Texas  78249
       (210) 263-2000

       You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

       This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-71319). More information about the shares sold by the selling shareholders is contained in that registration statement and the exhibits filed along with the registration statement. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the common stock registered hereby are as follows:

SEC registration fee.....................................       $8,422

Nasdaq Listing of Additional Shares filing fee...........       35,000

Legal fees and expenses..................................       30,000*

Accounting fees and expenses.............................        5,000*

Miscellaneous............................................        1,578*
                                                             ----------
     Total................................................   $  80,000*
                                                             ==========

_______________
* Estimated.

Item 15.  Indemnification of Directors and Officers.

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) any transaction from which such director derived an improper personal benefit; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     We amended our Articles of Incorporation and added Article Ten adopting such limitations on a director's liability. Our Articles of Incorporation also provide in Article Ten, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article VIII of our bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer or employee of the company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     We have obtained an insurance policy which provides for indemnification of officers and directors of the company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 16.  Exhibits

     Exhibits

     3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

     3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992. (a)

     3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

     3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

     3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

     3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

     3.7 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (h)

     3.8 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (h)

     3.9  Bylaws of the Company and Amendments to Bylaws. (a)(d)

     4.1 Form of Class A Common Stock Purchase Warrant for July 1998 Private Placement. (c)

     4.2 Form of Class B Common Stock Purchase Warrant for July 1998 Private Placement. (c)

     5.   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (h)

     10.1 Purchase Agreement, dated July 24, 1998, between the Company, Sovereign Partners L.P., Dominion Capital Fund, Ltd. and First Capital Group of Texas II, L.P. (c)

     10.2 Registration Rights Agreement, dated July 24, 1998, between the Company, Sovereign Partners L.P., Dominion Capital Fund, Ltd., and First Capital Group of Texas II, L.P. (c)

     10.3 Modification Agreement, dated November 5, 1998, between the Company, Sovereign Partners L.P., Dominion Capital Fund, Ltd., and First Capital Group of Texas II, L.P. (e)

     10.4 Consulting Agreement, dated July 13, 1998, between the Company and Liviakis Financial Communications, Inc. (f)

     10.5 Amendment No. 1 to Consulting Agreement, dated November 19, 1998, between the Company and Liviakis Financial Communications, Inc. (g)

     10.6 Subscription Agreements between the Company and Liviakis Financial Communications, Inc., Robert S. London, Anthony Altavilla, Timothy D. Wilson, Sr. and Dr. W.B. Barker. (g)

     23.1 Consent of KPMG LLP. (i)

     23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

     24.  Power of Attorney. (h)

________________________________
     (a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

     (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

     (c)  Filed as an exhibit to Form 8-K filed August 4, 1998.

     (d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

     (e) Filed as an exhibit to Form S-3 Registration Statement No. 333-62147, effective November 7, 1998.

     (f) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended September 30, 1998.

     (g) Filed an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1998.

     (h)  Previously filed as an exhibit to this Registration Statement.

     (i)  Filed herewith.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 19, 1999.


                                    DATA RACE, INC.


                                    By: /s/ Dr. W. B. Barker
                                       -----------------------------------------
                                       Dr. W. B. Barker
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

              Name                                   Title                              Date
              ----                                   -----                              ----
 /s/ Dr. W. B. Barker             President, Chief Executive Officer and        April 19, 1999
--------------------------------  Director
 Dr. W. B. Barker

 /s/ Gregory T. Skalla            Senior Vice President-Finance, Chief          April 19, 1999
--------------------------------  Financial Officer, Treasurer and Secretary
 Gregory T. Skalla                (Principal Financial and Accounting Officer)

 /s/ Jeffrey P. Blanchard*        Chairman of the Board of Directors            April 19, 1999
--------------------------------
 Jeffrey P. Blanchard

 /s/ Matthew A. Kenny*            Director                                      April 19, 1999
--------------------------------
 Matthew A. Kenny

 /s/ George R. Grumbles*          Director                                      April 19, 1999
--------------------------------
 George R. Grumbles

 /s/ Dwight E. Lee*               Director                                      April 19, 1999
--------------------------------
 Dwight E. Lee

 /s/ Edward A. Masi*              Director                                      April 19, 1999
--------------------------------
 Edward A. Masi

 /s/ Gregory T. Skalla
--------------------------------
*  By Gregory T. Skalla, as attorney-in-fact pursuant to power of attorney previously filed.

                               INDEX TO EXHIBITS
Exhibits

3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992. (a)

3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

3.7 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (h)

3.8 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (h)

3.9  Bylaws of the Company and Amendments to Bylaws. (a)(d)

4.1 Form of Class A Common Stock Purchase Warrant for July 1998 Private Placement. (c)

4.2 Form of Class B Common Stock Purchase Warrant for July 1998 Private Placement. (c)

5.   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (h)

10.1 Purchase Agreement, dated July 24, 1998, between the Company, Sovereign Partners L.P., Dominion Capital Fund, Ltd. and First Capital Group of Texas II, L.P. (c)

10.2 Registration Rights Agreement, dated July 24, 1998, between the Company, Sovereign Partners L.P., Dominion Capital Fund, Ltd., and First Capital Group of Texas II, L.P. (c)

10.3 Modification Agreement, dated November 5, 1998, between the Company, Sovereign Partners L.P., Dominion Capital Fund, Ltd., and First Capital Group of Texas II, L.P. (e)

10.4 Consulting Agreement, dated July 13, 1998, between the Company and Liviakis Financial Communications, Inc. (f)

10.5 Amendment No. 1 to Consulting Agreement, dated November 19, 1998, between the Company and Liviakis Financial Communications, Inc. (g)

10.6 Subscription Agreements between the Company and Liviakis Financial Communications, Inc., Robert S. London, Anthony Altavilla, Timothy D. Wilson, Sr. and Dr. W.B. Barker. (g)

23.1 Consent of KPMG LLP. (i)

23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

24.  Power of Attorney. (h)
     ________________________________
(a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

(b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

(c)  Filed as an exhibit to Form 8-K filed August 4, 1998.

(d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

(e) Filed as an exhibit to Form S-3 Registration Statement No. 333-62147, effective November 7, 1998.

(f) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended September 30, 1999

(g) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1998

(h)  Previously filed as an exhibit to this Registration Statement.

(i)  Filed herewith.